Exhibit 99.1
For immediate release
For further information contact:
Ray Schmitz (214) 560-9308
ray.schmitz@dynamex.com
DYNAMEX ANNOUNCES FOURTH QUARTER
FISCAL YEAR 2009 RESULTS
Fourth Quarter Highlights:
•	Sales total $97 million.

•	Net income of $0.25 per fully diluted share, excluding restructuring charges.

•	Consolidating all finance and accounting functions in the Dallas corporate office.
September 16, 2009 — Dallas, Texas — Dynamex Inc. (NASDAQ: DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $1.8 million or $0.18 fully diluted net income per share for the FY 2009 fourth quarter compared to $4.6 million or $0.45 fully diluted net income per share in the prior year. The current quarter includes a pre-tax restructuring charge of $1.1 million, $0.7 million after-tax ($0.07 per fully diluted share), related to the closure of the Canadian administrative office in Toronto, Canada and moving all accounting and finance functions to the Dallas corporate office and the elimination of the position of President U.S. For the full fiscal year ended July 31, 2009, the Company reported net income of $8.8 million or $0.89 fully diluted net income per share, compared with net income of $15.8 million or $1.53 fully diluted net income per share in the prior year. In addition to the restructuring charge described above, the FY 2009 full-year results also include a first quarter, special payment of $1.5 million pre-tax, $1.0 million after-tax ($0.10 per fully diluted share) to the former President and CEO.
The Company changed the presentation of its Condensed Statements of Consolidated Operations this quarter to be consistent with other public companies in the transportation and logistics space. The information for prior periods has been reclassified to conform to the current presentation.
Sales were $97 million this quarter, 18.7% below the prior year as both core sales and fuel surcharges declined and the Canadian dollar was weaker compared to the U.S. dollar. Core sales (sales excluding changes in fuel surcharge and foreign exchange), declined 8.3% this quarter compared to the prior year. Core sales declined approximately 8.3% in Canada and 9.9% in the U.S. The Company estimates that lower fuel surcharges account for approximately 6.8% and the weaker Canadian dollar 3.5% of the decline in sales. The exchange rate between the Canadian dollar and the U.S. dollar was approximately 10.9% lower this quarter than the same quarter last year.
Salaries and employee benefit costs declined $3.1 million in the current quarter, or 13.3% compared to the same quarter last year. Slightly over half the decline is due to the weaker
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Dynamex — Third Quarter Fiscal Year 2009
September 16, 2009

Canadian dollar, lower bonus accruals and the reduction in force we announced in our FY 2009 second quarter with the balance due to lower shipment volumes. Those reductions were offset, in part, by higher salaries and benefits of approximately $0.3 million from the expansion of the sales force. Salaries and employee benefit costs represented 20.9% of sales in the current year quarter compared to 19.4% in the same quarter last year.
Other expenses this quarter include legal costs of approximately $0.5 million for the California class-action litigation and $0.2 million related to the evaluation of our sales organization and processes.
Operating income was $2.7 million, a decline of 65% compared to the prior year quarter. Excluding the restructuring charge, operating income was down about 50%. Purchased transportation costs, the largest component of operating expenses represented 63.0% of sales in the current year quarter, down from 64.3% last year.
Income tax expense was $0.9 million, 33.4% of income before taxes in the current year quarter compared to $3.0 million, 39.6% of income before taxes in the prior year quarter. The current year quarter benefited from a reduction in the Canadian income tax rate resulting in a $0.2 million reduction in tax expense. The Company’s annual effective income tax rate in the U.S. was approximately 42.5% and 32.3% in Canada.
Fourth Quarter Highlights
“We are pleased with our fiscal fourth quarter results given the continued overall weakness in the economy,” said James L. Welch, president and chief executive officer of Dynamex. “Our sales and earnings per share for the quarter were certainly at the higher end of our expectations given the ongoing weakness in shipment volumes. Our variable, direct cost structure continues to validate our business model in even the most challenging business environment.
“We continued to make significant progress toward our goals of expanding and strengthening our sales organization,” continued Welch. “In addition, we believe the recent changes in our management team and organizational structure are key components of our strategy to provide the best service to our customers and pursue additional sales opportunities. The closing of our Toronto administrative office will eliminate duplicate efforts, help maximize efficiencies and promote consistency throughout the organization. All of these efforts should result in improved business performance.
“Overall, fiscal 2009 was a positive year for our Company as we continued to generate solid profits while maintaining zero debt despite some of the worst economic conditions in our history,” concluded Welch. “We are excited about the progress we have made to improve the performance of our Company and our prospects for fiscal 2010 and beyond.”
Long-Term Debt
Long-term debt was zero at July 31, 2009. Cash flow generated from operations was sufficient to fund operations and capital expenditures.
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Dynamex — Third Quarter Fiscal Year 2009
September 16, 2009

EBITDA Margin
Earnings before interest, taxes, depreciation, amortization, non-cash stock option expense and restructuring charges (“EBITDA”) were $5.1 million, 5.3% of sales in the current quarter compared to $8.7 million or 7.3% of sales in the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 7 of this release).
Cash Flow from Operations
Net cash provided by operating activities was $7.8 million this year compared to $16.4 million in the prior year. The reduction in net cash provided from operations was principally attributable to lower net income. The Company had cash and cash equivalents of $11.0 million at July 31, 2009 compared to $19.9 million at July 31, 2008.
Depreciation and Amortization
Depreciation and amortization (“D&A”) increased to $1.0 million in this quarter from $0.7 million in the fourth quarter last year due principally to the purchase of specialized equipment in our last fiscal quarter to service a specific customer. As a percent of sales, D&A was 1.0% this year compared to 0.6% last year.
Interest Expense
Interest expense for the three months ended July 31, 2009 was $45,000, $7,000 below the prior year period.
Outlook
The following outlook for FY 2010 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.
The Company expects year-over-year core sales growth of between 1.0% and 5.0% for FY 2010 based on an average exchange rate of 0.92 Canadian dollars for each U.S. dollar. The increase in core sales from the FY 2009 fourth quarter run rate is expected to range between 6.0% and 9.0%. The Company’s outlook includes the assumption that oil prices will average approximately $70 per barrel during FY 2010.
The Company expects FY 2010 net income of $1.10 to $1.30 per fully diluted share. The effective income tax rate is expected to be in the 37% to 38% range.
Investor Call
The Company will host an investor conference call on Thursday, September 17, 2009 at 9:00 a.m. Central Time. All interested parties may access the call Toll-Free at 1-877-407-9039. A participant will need the following information to access the conference call: Company name — “Dynamex”. A telephone replay of the conference call will be available through September 24, 2009 at, Toll-Free, 1-877-660-6853, enter Account Number 3055 and Conference ID Number 331371.
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Dynamex — Third Quarter Fiscal Year 2009
September 16, 2009

The conference call will also be available on the Internet through Thomson’s website, located at www.earnings.com, and the link is also available through the Company’s website at www.dynamex.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.
* * *
Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.
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Dynamex — Third Quarter Fiscal Year 2009
September 16, 2009

DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)

	July 31,	July 31,
	2009	2008
ASSETS
CURRENT
Cash and cash equivalents	$11,016	$19,888
Accounts receivable (net of allowance for doubtful accounts of $1,801 and $915, respectively)	43,545	47,288
Income taxes receivable	3,043	1,546
Prepaid and other current assets	4,396	4,429
Deferred income taxes	4,270	3,504

Total current assets	66,270	76,655

Property and equipment — net	11,532	8,670
Goodwill	47,496	48,109
Intangibles — net	975	808
Other assets	3,226	4,382

Total assets	$129,499	$138,624

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable trade	$5,581	$12,621
Accrued liabilities and other	22,370	24,160

Total current liabilities	27,951	36,781

Long-term debt	—	—
Other long-term liabilities	5,468	4,209

Total liabilities	33,419	40,990

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	—	—
Common stock; $0.01 par value, 50,000 shares authorized; 9,725 and 10,148 outstanding, respectively	97	101
Additional paid-in capital	36,276	45,311
Retained earnings	55,655	46,905
Unrealized foreign currency translation adjustment	4,052	5,317

Total stockholders’ equity	96,080	97,634

Total liabilities and stockholders’ equity	$129,499	$138,624

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Dynamex — Third Quarter Fiscal Year 2009
September 16, 2009

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share data)
(Unaudited)

	Three months ended		Year ended
	July 31,		July 31,
	2009	2008	2009	2008

Sales	$96,867	$119,092	$402,109	$455,776

Operating expenses:
Purchased transportation	61,003	76,525	254,789	293,459
Salaries and employee benefits	20,172	23,257	84,515	90,744
Facilities and communication	4,675	4,623	19,378	18,458
Other	6,257	6,409	24,801	25,069
Depreciation and amortization	997	706	3,440	2,825
Restructuring	1,104	—	1,104	—

Total operating expenses	94,208	111,520	388,027	430,555

Operating income	2,659	7,572	14,082	25,221

Interest expense	45	52	177	232
Other income, net	(37)	(89)	(411)	(516)

Income before income taxes	2,651	7,609	14,316	25,505

Income tax expense	885	3,013	5,566	9,722

Net income	$1,766	$4,596	$8,750	$15,783

Basic earnings per common share:	$0.18	$0.45	$0.89	$1.55

Diluted earnings per common share:	$0.18	$0.45	$0.89	$1.53

Weighted average shares:
Common shares outstanding	9,722	10,181	9,782	10,207
Adjusted common shares — assuming exercise of stock options	9,739	10,272	9,809	10,297
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Dynamex — Third Quarter Fiscal Year 2009
September 16, 2009

	Three months ended		Year ended
	July 31,		July 31,
	2009	2008	2009	2008

Selected items as a percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%

Operating expenses:
Purchased transportation	63.0%	64.3%	63.4%	64.5%
Salaries and employee benefits	20.9%	19.4%	21.0%	19.9%
Facilities and communication	4.8%	3.9%	4.8%	4.0%
Other expenses	6.4%	5.4%	6.2%	5.5%
Depreciation and amortization	1.0%	0.6%	0.8%	0.6%
Restructuring	1.2%	0.0%	0.3%	0.0%

Operating income	2.7%	6.4%	3.5%	5.5%

EBITDA Margin	5.3%	7.3%	5.1%	6.5%
EBITDA	$5,119	$8,653	$20,455	$29,742

Reconciliation of Non-GAAP Financial Measures:
Net income	$1,766	$4,596	$8,750	$15,783
Income tax expense	885	3,013	5,566	9,722
Non-cash stock option expense	322	286	1,418	1,180
Interest expense	45	52	177	232
Depreciation and amortization	997	706	3,440	2,825
Restructuring charges	1,104	—	1,104	—

EBITDA	$5,119	$8,653	$20,455	$29,742

Sales by Service Type
On Demand	$30,536	31.5%	$38,489	32.3%	$127,797	31.8%	$148,410	32.6%
Distribution & Other	66,331	68.5%	80,603	67.7%	274,312	68.2%	307,366	67.4%

Total Sales	$96,867	100.0%	$119,092	100.0%	$402,109	100.0%	$455,776	100.0%

Sales by Country
United States	$62,241	64.3%	$73,092	61.4%	$257,623	64.1%	$280,583	61.6%
Canada	34,626	35.7%	46,000	38.6%	144,486	35.9%	175,193	38.4%

Total Sales	$96,867	100.0%	$119,092	100.0%	$402,109	100.0%	$455,776	100.0%

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Dynamex — Third Quarter Fiscal Year 2009
September 16, 2009

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)

	Year ended
	July 31,
	2009	2008

OPERATING ACTIVITIES
Net income	$8,750	$15,783
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,440	2,825
Amortization of deferred bank financing fees	2	10
Provision for losses on accounts receivable	1,487	1,039
Stock option compensation	1,418	1,180
Deferred income taxes	822	1,472
Lessor financed leasehold improvements	896	—
Non-cash rent expense	143	49
Gain on disposal of property and equipment	(34)	(8)
Changes in current operating assets and liabilities:
Accounts receivable	2,255	(5,678)
Prepaids and other assets	(1,465)	(1,405)
Accounts payable and accrued liabilities	(9,906)	1,087

Net cash provided by operating activities	7,808	16,354

INVESTING ACTIVITIES
Purchase of property and equipment	(6,253)	(2,845)
Acquisition of customer lists	(367)	(491)
Purchase of deferred compensation investments	650	(322)

Net cash used in investing activities	(5,970)	(3,658)

FINANCING ACTIVITIES
Principal payments on long-term debt	—	—
Net payments under line of credit	—	—
Net proceeds from sale of common stock	124	1,099
Tax benefit realized on exercise of stock options	16	328
Purchase and retirement of treasury stock	(10,597)	(2,966)
Other assets and deferred offering costs	411	(176)

Net cash used in financing activities	(10,046)	(1,715)

EFFECT OF EXCHANGE RATES ON CASH FLOW INFORMATION	(664)	50

NET INCREASE IN CASH AND CASH EQUIVALENTS	(8,872)	11,031
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	19,888	8,857

CASH AND CASH EQUIVALENTS, END OF YEAR	$11,016	$19,888

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$137	$157

Cash paid for taxes	$5,901	$8,043

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